EXHIBIT 12.1
Terra Industries Inc.
Ratio of earnings to fixed charges

	2003	2004	2005	2006	2007
Earnings
Income (loss) from continuing operations	(12,481)	67,596	22,087	4,213	201,896
Income tax expense (benefit)	(57,000)	(5,000)	14,217	9,247	114,795

Earnings before income tax	(69,481)	62,596	36,304	13,460	316,691

Add:
Minority Interest Expense (Income)	(8,617)	11,207	13,667	11,286	50,281
Equity Investee (Income) Loss	—	—	(21,415)	(17,013)	(16,209)
Fixed Charges	61,637	67,068	78,052	69,137	77,147
Distributed income of equity investees	—	—	46,375	35,875	29,450

	53,020	78,275	116,679	99,285	140,669

Subtract:
Preference Security and Preferred Dividends	1,153	9,101	18,741	13,961	40,339

TOTAL EARNINGS	(17,614)	131,770	134,242	98,784	417,021

Fixed charges
Interest expense	55,072	53,134	53,478	47,991	29,100
Preference Security Dividend (TNCLP)	1,153	8,072	13,607	8,861	35,239
Preferred dividends	—	1,029	5,134	5,100	5,100
1/3 Rent expense on operating leases	5,412	4,833	5,833	7,185	7,708

	61,637	67,068	78,052	69,137	77,147
Ratio of earnings to fixed charges	(0.3)	2.0	1.7	1.4	5.4
Dollar amount of excess (deficiency)	(79,251)	64,702	56,190	29,647	339,874

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS
(000’s)

	2003	2004	2005	2006	2007

EARNINGS
Net income (loss) from continuing operations	$(12,481)	$67,596	$22,087	$4,213	$201,896
Income tax expense (benefit)	(57,000)	(5,000)	14,217	9,247	114,795

Earnings (loss) before income taxes	(69,481)	62,596	36,304	13,460	316,691

Minority interest expense (income) in consolidated subsidiaries	(8,617)	11,207	13,667	11,286	50,281
Income (loss) of equity investments	—	—	(21,415)	(17,013)	(16,209)
Fixed charges	61,637	67,068	78,052	69,137	77,147
Distributed income of equity investees	—	—	46,375	35,875	29,450
Less: preferred dividends	—	(1,029)	(5,134)	(5,100)	(5,100)
Less: preference security dividends of Terra Nitrogen Company, L.P.	(1,153)	(8,072)	(13,607)	(8,861)	(35,239)

TOTAL EARNINGS (LOSS)	$(17,614)	$131,770	$134,242	$98,784	$417,021

FIXED CHARGES
Interest expense	$55,072	$53,134	$53,478	$47,991	$29,100
One-third of rentals on operating leases	5,412	4,833	5,833	7,185	7,708
Preferred dividends	—	1,029	5,134	5,100	5,100
Preference security dividends of Terra Nitrogen Company, L.P.	1,153	8,072	13,607	8,861	35,239

TOTAL FIXED CHARGES	$61,637	$67,068	$78,052	$69,137	$77,147

EARNINGS EXCESS (DEFICIENCY) TO COVER FIXED CHARGES	$(79,251)	$64,702	$56,190	$29,647	$339,874

RATIO OF EARNINGS TOFIXED CHARGES AND PREFERRED DIVIDENDS	(0.3)	2.0	1.7	1.4	5.4